UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2005

RenaissanceRe Holdings Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	34-0-26512	98-014-1974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Renaissance House 8-20 East Broadway, Pembroke Bermuda	HM 19
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (441) 295-4513

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition.

On May 3, 2005, RenaissanceRe Holdings Ltd. (the "Company") issued a press release (the "Press Release") announcing the Company's preliminary results for the quarter ended March 31, 2005. A copy of the Press Release is attached hereto as Exhibit 99.1 to this Form 8-K. This Form 8-K and Exhibit 99.1 hereto are each being furnished to the Securities and Exchange Commission (the "SEC") pursuant to Item 2.02 of Form 8-K and are therefore not to be considered "filed" with the SEC.

Non-GAAP Financial Measures

In addition to the GAAP financial measures set forth in the Press Release, the Company has included certain non-GAAP financial measures in the Press Release within the meaning of Regulation G. The Company has consistently provided these financial measurements in previous earnings releases and the Company's management believes that these measurements are important to investors and other interested persons, and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies in the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry, or by other insurers. Investors are cautioned not to place undue reliance on these non-GAAP measure in assessing the Company's overall financial performance.

The Company has included in the Press Release "net operating income available to common shareholders" of $54.5 million in the first quarter of 2005 (as compared with $136.4 million in the first quarter of 2004). The Company has also included in the Press Release "operating income per common share" of $0.76 during the first quarter of 2005 (as compared with $1.90 per common share during the first quarter of 2004). Each of these measures is a non-GAAP financial measure.

The Company uses "operating income" as a measure to evaluate the underlying fundamentals of its operations and believes it to be a useful measure of its corporate performance. "Operating income" differs from "net income," which the Company believes is the most directly comparable GAAP measure, only by the exclusion of net realized gains and losses on investments. In the Press Release, the Company provides that "net income available to common shareholders" during the first quarter of 2005 was $44.3 million (as compared with $168.9 million during the first quarter of 2004). In the Press Release, the Company also provides that "net income per common share" during the first quarter of 2005 was $0.62 (as compared with $2.36 per common share during the first quarter of 2004). In addition to the reasons for this presentation set forth above, the Company's management also believes that presentation of "operating income" is useful to investors because it presents the Company's results of operations without the variability arising from fluctuations in net realized investment gains and losses from the Company's investment portfolio, which is not considered by the Company's management to be a relevant indicator of business operations.

The Company has also included in the Press Release "total managed catastrophe premium" of $375.4 million in the first quarter of 2005 (as compared with $441.4 million in the first quarter of 2004), which is a non-GAAP financial measure. The principal difference between "total managed catastrophe premium" and "total catastrophe premium," which the Company believes is the most directly comparable GAAP measure, is the inclusion in "total managed catastrophe premium" of catastrophe premium written by Top Layer Reinsurance Ltd., a joint venture which is accounted for under the equity method of accounting. In the Press Release, the Company provides that "total catastrophe premium" was $335.6 million in the first quarter of 2005 (as compared with $402.3 million during the first quarter of 2004).

The Company has also included in the Press Release "operating return on average common equity (annualized)" of 10.2% for the first quarter of 2005 (as compared with 25.2% for the first quarter of 2004), which is a non-GAAP financial measure. The principal differences between "operating return on average common equity (annualized)" and "return on average common equity (annualized)," which the Company believes is the most directly comparable GAAP measure, are that "operating return on average equity (annualized)" excludes net realized gains and losses on investments. In the Press Release, the Company provides that "return on average common equity (annualized)" was 8.3% in the first quarter of 2005 (as compared with 31.2% for the first quarter of 2004).

The Company also maintained its previously announced estimate of "operating income per common share" for 2005 at a range $6.30 to $6.70, assuming normal loss activity for the remainder of the year. The forecast of "operating income per common share" for 2005 is a non-GAAP financial measure and excludes net realized losses on investments of $10.2 million for the first three months of 2005 and all potential net realized gains and losses on investments for the remainder of 2005. The Company is unable to forecast "net income per common share" for 2005, which the Company believes is the most directly comparable GAAP measure, as predictions as to the amount of net realized gains and losses on investments for the remainder of 2005 are dependent on the performance of the financial markets.

Item 9.01.    Financial Statements and Exhibits.

(c) Exhibits.

Exhibit #	Description
99.1*	Copy of the Company's press release, issued May 3, 2005

*	Exhibit 99.1 is being furnished to the SEC pursuant to Item 2.02 and is not being filed with the SEC. Therefore, this exhibit is not incorporated by reference in any of the registrant's other SEC filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENAISSANCERE HOLDINGS LTD.

Date: May 3, 2005  By: /s/ John M. Lummis

Name: John M. Lummis Title: Executive Vice President, Chief Operating Officer and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1*	Copy of the Company's press release, issued May 3, 2005

*	Exhibit 99.1 is being furnished to the SEC pursuant to Item 2.02 and is not being filed with the SEC. Therefore, this exhibit is not incorporated by reference in any of the registrant's other SEC filings.